EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 7, 2018 with respect to the consolidated financial statements of Medical Transcription Billing, Corp. incorporated by reference from the Annual Report on Form 10-K for the year ended December 31, 2017 in the Registration Statement on Form S-1, as amended (File No. 333-223886), which is incorporated by reference in this Registration Statement on Form S-1MEF. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts” in the prospectus incorporated by reference in this Registration Statement.

/s/ Grant Thornton LLP

Iselin, New Jersey
April 3, 2018